Exhibit 99.5

33/F, Anlian Plaza, Jintian Rd., Futian, Shenzhen 518026 China

Tel：+86-755-88286488 Fax：+86-755-88286499

Website: www.dehenglaw.com

December 26, 2025

To:	STAK INC.

Building 11, 8th Floor, No. 6 Beitanghe East Road,

Tianning District, Changzhou, Jiangsu,

People’s Republic of China, 213000

Re: Legal Opinion on Certain PRC Legal Matters

Dear Sir/Madam,

We are qualified lawyers of the People’s Republic of China (the “PRC”, for the purpose of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan region), and are qualified to issue opinions on the laws and regulations of the PRC effective as of the date hereof (the “PRC Laws”).

We have acted as the PRC counsel for STAK INC. (the “Company”), a company incorporated under the laws of Cayman Islands, in connection with a registered offering (the “Offering”) of 6,000,000 units (each a “Unit”), with each Unit consisting of (i) one Class A ordinary share, $0.001 par value per share (each a “Class A Ordinary Share” ), and (ii) one and one-half warrants, each whole warrant to purchase one Class A Ordinary Share (each a “Warrant”), directly to certain investors, as set forth in the Company’s registration statement on Form F-1 (File No. 333-[*]), including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, in relation to the Offering.

In rendering this Opinion we have examined the Registration Statement, the originals or copies certified or otherwise identified to our satisfaction, of documents provided to us by the Company and such other documents, corporate records, certificates issued by Governmental Authorities in the PRC and officers of the Company, and/or the PRC Subsidiaries and other instruments (the “Documents”) as we have considered necessary, advisable or desirable for the purpose of rendering this Opinion. Where certain facts were not, or may not be possible to be independently established by us, we have relied upon certificates or statements or representations issued or made by relevant Governmental Authorities of the PRC and the appropriate representatives of the Company and/or the PRC Subsidiaries with the proper powers and functions, and we have qualified our opinion as “to our best knowledge after due and reasonable inquiries,” as to such factual matters without further independent investigation.

In our examination of the Documents and for the purpose of rendering this Opinion, we have assumed without further inquiry:

(A)	the genuineness of all signatures, seals and chops, and the authenticity of all Documents submitted to us as originals and the conformity with originals of the Documents submitted to us as copies and the authenticity of such originals;

(B)	the Documents as submitted to us remain in full force and effect up to the date of this Opinion, and have not been revoked, amended, revised, modified or supplemented as of the date of this Opinion except as otherwise indicated in such Documents;

(C)	the truthfulness, accuracy, fairness and completeness of the Documents, as well as all factual statements contained in the Documents;

(D)	that all information (including factual statements) provided to us by the Company and the PRC Subsidiaries in response to our inquiries for the purpose of this Opinion is true, accurate, complete and not misleading and that the Company and the PRC Subsidiaries have not withheld anything in response to our inquiries that, if disclosed to us, would reasonably cause us to alter this Opinion in whole or in part;

(E)	that all parties, other than the PRC Subsidiaries, have the requisite power and authority to enter into, execute, deliver and perform the Documents to which they are parties;

(F)	that all parties, other than the PRC Subsidiaries, have duly executed, delivered, performed or will duly perform their obligations under the Documents to which they are parties;

(G)	that all Governmental Authorizations and other official statement or documentation were obtained from the competent Government Authorities by lawful means in due course;

(H)	that all Documents are legal, valid, binding and enforceable under all such laws as govern or relate to them other than PRC Laws. Where important facts were not independently established to us, we have relied upon certificates issued by Government Authorities and representatives of the Company with proper authority in each case; and

(I)	that this Opinion is limited to matters of the PRC Laws effective as the date hereof. We have not investigated, and we do not express or imply any opinion on accounting, auditing, or laws of any other jurisdiction.

The following terms as used in this Opinion are defined as follows:

“Government Agency”	means any competent government authorities, agencies, courts, arbitration commissions, or regulatory bodies of the PRC or any province, autonomous region, city or other administrative division of the PRC.

“Governmental Authorizations”	mean any approval, consent, permit, authorization, filing, registration, exemption, waiver, endorsement, annual inspection, qualification and license required by the PRC Laws to be obtained from any Government Agency.

“Material Adverse Effect”	means material adverse effect on the conditions (financial or otherwise), results of operations, business, or assets of the Company and the PRC Subsidiaries taken as a whole.

“Overseas Listing Regulations”	mean the Trial Measures for the Administration of Overseas Issuance and Listing of Securities by Domestic Enterprises and five supporting guidelines，which was issued by the CSRC on February 17, 2023 and became effective on March 31, 2023.

“PRC Authorities”	mean any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC.

“PRC Subsidiaries”	means the subsidiaries of the Company incorporated in the PRC as listed in Annex A hereto.

“Prospectus”	means the prospectus, including all amendments or supplements thereto, that form parts of the Registration Statement.

I.	Opinions

Based on the foregoing examinations and assumptions and subject to the disclosures contained in the Registration Statement and the qualifications set out below, we are of the opinion that, as of the date hereof, so far as PRC Laws are concerned:

1.

The ownership structures of the PRC Subsidiaries, currently and immediately after this Offering, do not violate any applicable PRC laws or regulations currently in effect; and such description is true and accurate and nothing has been omitted from such description which would make the same misleading in any material respects.

2.	Each of the PRC Subsidiaries has been duly incorporated and is validly existing as a company with limited liability and has full legal person status under the PRC Laws and its articles of association are in full force and effect and are in compliance with the PRC Laws.

3.	To the best of our knowledge after due inquiry, each of the PRC Subsidiaries has the capacity and authority to own, use, license, operate or lease its legally owned properties and assets and to conduct business in the manner presently conducted and as described in the Registration Statement, and such businesses conducted by the PRC Subsidiaries as described in the Registration Statement are not in breach or violation of any PRC Laws.

4.	To the best of our knowledge after due inquiry, and except as disclosed in the Registration Statement, there are no legal, arbitral or governmental proceedings, regulatory investigations or other governmental decisions, rulings, orders, or actions before any Governmental Agencies in progress or pending or threaten in the PRC to which any PRC Subsidiaries is a party or to which any assets of any of the PRC Subsidiaries is a subject which, if determined adversely against any of the PRC Subsidiaries, would be reasonably expected to materially adversely affect the Offering or to have a Material Adverse Effect, individually or in aggregate.

5.	We have advised the Company as to the content of the Overseas Listing Regulations, which are applicable to overseas securities offerings and/or listings conducted by issuers who are (i) PRC domestic companies and (ii) companies incorporated overseas with substantial operations in the PRC and stipulate that such issuer shall fulfill the filing procedures within three working days after it makes an application for initial public offering and listing in an overseas stock market. Among other things, if an overseas listed issuer intends to effect any follow-on offering in an overseas stock market, it should, through its major operating entity incorporated in the PRC, submit filing materials to the CSRC within three working days after the completion of the offering. The required filing materials shall include, but not be limited to, (1) filing report and relevant commitment letter and (2) domestic legal opinions. The Overseas Listing Regulations stipulate the legal consequences for breaches, including failure to fulfill filing obligations or engaging in fraudulent filing behavior, which may result in a fine ranging from RMB1 million to RMB10 million, and in cases of severe violations, the relevant responsible persons may also be barred from entering the securities market.

6.	On December 28, 2021, the Measures for Cybersecurity Review (2021 version) was promulgated and took effective on February 15, 2022, which iterates that any “online platform operators” controlling personal information of more than one million users which seeks to list on a foreign stock exchange should also be subject to cybersecurity review by the Cyberspace Administration of China (the “CAC”). The Measures for Cybersecurity Review, among others, evaluates the potential risks of critical information infrastructure, core data, important data, or a large amount of personal information being influenced, controlled or maliciously used by foreign governments after the overseas listing of an operator. The procurement of network products and services, data processing activities and overseas listing should also be subject to the cybersecurity review if the CAC concerns or they potentially pose risks to national security. We are of the view that the Company is not subject to the cybersecurity review by the CAC for the Offering, since (i) the Measures for Cybersecurity Review is not applicable to further equity or debt offerings by companies that have completed their initial public offerings in the United States; (ii) the Company does not possess personal information on more than one million users in its business operations; and (iii) data processed in the Company’s business does not have a bearing on national security and may not be classified as core or important data by the PRC governmental authorities. However, there can be no assurance that the PRC Authorities may take a view that is not contrary to or otherwise different from our opinion stated above.

7.	Transfers of funds among PRC companies are subject to the Provisions of the Supreme People’s Court on Several Issues Concerning the Application of Law in the Trial of Private Lending Cases (the “Private Lending Provisions”), which took effect on August 20, 2020 and govern financing activities among natural persons, legal persons, and unincorporated organizations. The Private Lending Provisions do not prohibit the use of cash generated by one PRC subsidiary to fund the operations of another PRC subsidiary, provided that such intercompany transfers are conducted for legitimate business purposes and do not constitute disguised private lending arrangements that violate applicable laws or regulatory requirements.

8.	The recognition and enforcement of foreign judgments are provided for under the PRC Civil Procedures Law. PRC courts may recognize and enforce foreign judgments in accordance with the requirements of the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions. Specifically, recognition and enforcement are permissible only where: (i) there exists an applicable international treaty or the principle of reciprocity applies between China and the foreign jurisdiction; (ii) the foreign judgment is final and conclusive; (iii) the foreign court had proper jurisdiction under Chinese conflict-of-law rules; (iv) the defendant was duly served and afforded a fair opportunity to be heard; and (v) recognition would not violate China’s sovereignty, security, public order, or fundamental legal principles. As of the date hereof, China has not entered into any bilateral judicial assistance treaty with either the United States or the Cayman Islands concerning the reciprocal enforcement of civil judgments. While limited instances of de facto reciprocity have emerged in recent years, such practice remains inconsistent and highly fact-specific. Consequently, it is uncertain whether and on what basis a PRC court would recognize or enforce a judgment rendered by a court in the United States or the Cayman Islands.

9.	As of the date of this Opinion, the Company is currently not required to obtain approval from any of the PRC central or local government and has not received any denial for listing on the U.S exchanges or offering the securities being registered to foreign investors.

10.	The statements set forth in the Registration Statement under the captions “Prospectus Summary” , “Risk Factors” “Legal Matters” and “Taxation” to the extent that they constitute matters of PRC Laws or summaries of legal matters under PRC Laws, fairly reflect the matters purported to be summarized therein in all material aspects; and did not omit to state any material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading in any material respect.

II.	Qualifications

This Opinion is subject to the following qualifications:

This Opinion is subject to (i) applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws affecting creditors’ rights generally, and (ii) possible judicial or administrative actions or any PRC Law affecting creditors’ rights.

This Opinion is subject to (i) certain equitable, legal or statutory principles in affecting the enforceability of contractual rights generally under concepts of public interest, interests of the state, national security, reasonableness, good faith and fair dealing, and applicable statutes of limitation; (ii) any circumstances in connection with formulation, execution or implementation of any legal documents that would be deemed materially mistaken, clearly unconscionable, fraudulent, or coercionary at the conclusions thereof; (iii) judicial discretion with respect to the availability of indemnifications, remedies or defenses, the calculation of damages, the entitlement to attorney fees and other costs, the waiver of immunity from jurisdiction of any court or from legal process; and (iv) the legally vested discretion of any competent PRC legislative, administrative or judicial bodies in exercising their authority in the PRC.

This Opinion only encompasses opinions on legal aspects and relates only to PRC Laws effective as of the date of this Opinion and we express no opinion as to any laws other than PRC Laws. There is no guarantee that any of such PRC Laws will not be changed, amended, replaced or revoked in the immediate future or in the longer term with or without retroactive effect.

This Opinion is given for use only by the Company and underwriters but not for the use by any other person or for any other purposes. Without our prior written consent, this Opinion (including its drafts or supplements) shall not, in whole or in part, be copied, reproduced or disclosed to any other person in accordance with PRC Laws, except where the disclosure of this opinion is required to be made by applicable laws or is required in order to establish a defense to any legal or regulatory proceedings or investigation, or is requested by any court, regulatory, governmental authority, self-regulatory organizations or stock exchange, in each case, (i) on a non-reliance basis and (ii) with a prior written notice provided to us unless such prior written notice is not permissible under the applicable laws or otherwise not practicable.

This opinion is delivered solely for the purpose of and in connection with the Registration Statement submitted to the SEC on the date of this opinion and may not be used for any other purpose without our prior written consent.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the use of our firm’s name in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Yours faithfully,

/s/ DeHeng Law Offices (Shenzhen)
DeHeng Law Offices (Shenzhen)

Annex A: List of PRC Subsidiaries

No.	PRC Subsidiaries	Registered Capital	Date of Incorporation	Shareholder(s) and Percentage of effective ownership
1.	STAK (Changzhou) Intelligent Technology Co., Ltd 斯塔克（常州）智能科技有限公司	USD1,000,000	August 4, 2023	STAK Holdings Limited -100.00%
2.	YLAN Technology (Changzhou) Co., Ltd, 一览科技（常州）有限公司	RMB30,000,000	June 18, 2020	STAK (Changzhou) Intelligent Technology Co., Ltd -100.00%
3.	Changzhou Zhongshan Intelligent Equipment Co., Ltd 常州重山智能装备有限公司	RMB30,000,000	April 8，2022	YLAN Technology (Changzhou) Co., Ltd, -100.00%

The English names of the PRC Subsidiaries have been translated from its official Chinese names.